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                   SENIOR SUBORDINATED INTERCOMPANY NOTE

                                            December 15, 1992


     FOR VALUE RECEIVED, the undersigned, Kaiser Aluminum & Chemical Corporation, a Delaware corporation (the "Company"), HEREBY PROMISES TO PAY to the order of KLU Holdings, Inc., a Delaware corporation (the "Payee"), the principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00), with interest thereon, which shall be due and payable as hereinafter provided.

          1. This Note shall bear interest, compounded semiannually (computed on the basis of a 360-day year of twelve 30-day months), on the unpaid principal amount outstanding hereunder plus all accrued and unpaid interest thereon, from the date this Note is issued (the "Issuance Date"), until such principal amount is repaid in full, at a rate equal to twelve percent (12%) per annum or, if New Subordinated Notes (as such term is defined in the Credit Agreement (as hereinafter defined) shall be issued on or prior to December 31, 1992, the stated interest rate per annum on such New Subordinated Notes.

          2. Subject to Section 5 hereon, (a) no payment of principal or interest shall be required to be made on this Note prior to June 30, 1995, and (b) the entire unpaid principal amount of this Note, together with accrued interest thereon, shall be due and payable on June 30, 1995.

          3. The Company shall make each payment hereunder not later than 5:00 p.m. (New York City time) on the day when due in lawful money of the United States of America to the holder of this Note by delivery of a certified or bank cashier's check in the amount of such payment or, at such holder's option, by wire transfer of immediately available funds.

          4. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day.

          5. The Company shall have the right to prepay the principal amount of, and/or interest on, this Note, in whole or in part, at any time or from time to time, without

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premium or penalty, but with interest on the portion of the principal amount or interest so prepaid accrued to the date of prepayment. This Note is one of the notes (the "PIK Notes") issued pursuant to the requirements of Section 10.1.18 of the Credit Agreement dated as of December 13, 1989 between Kaiser Aluminum Corporation (formerly named KaiserTech Limited), the Company, certain financial institutions, Bank of America National Trust and Savings Association, as agent, and Mellon Bank, N.A., as collateral agent, as the same has been, or may hereafter be, amended, supplemented, restated, or otherwise modified from time to time (the "Credit Agreement"). The Company shall, on demand, prepay the principal of, and/or accrued interest on, the PIK Notes, without premium or penalty, but with interest on the principal amount or interest so prepaid, when, as and to the extent that such prepayment is not prohibited by the Credit Agreement.

          6. In the case one or more of the following events of default shall have occurred and be continuing:

               (a) the Company fails to pay any installment of principal of, or interest on, any PIK Note when due; or

               (b) a court having jurisdiction in the premises shall have entered a decree or order for relief against the Company in an involuntary case under any applicable bankruptcy, insolvency of other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for all or any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and such decree or order shall have remained unstayed and in effect for a period of ninety consecutive days; or

               (c) the Company shall have commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall have consented to the entry of an order for relief in an involuntary case under any such law, or shall have consented to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Company or for all or any substantial part of its property, or shall have made an assignment for the benefit of creditors, or shall have taken any corporate action in furtherance of any of the foregoing;

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               (d)  then, in the case of an event specified in
clause (a), unless the principal of this Note shall have already become due and payable, the holder of this Note by notice to the Company in writing may at its option declare the principal amount and accrued interest to the date of declaration of this Note to be due and payable immediately. Upon any such declaration, the same shall become and shall be immediately due and payable, provided that any payment pursuant to such acceleration shall be subject to Section 7(g) of this Note. If an event specified in clause (b) or (c) above occurs, such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the holder, but subject to Section 7(g) of this Note.

          7. (a) The Company, for itself, its successors and assigns, covenants and agrees, and the Payee (and each other holder of this Note), by its acceptance thereof, likewise covenants and agrees, for the benefit of all present and future holders of Senior Indebtedness of the Company (as defined in Section 7(h) of this Note), that all direct or indirect payments or distributions on or with respect to this Note, whether pursuant to the terms of this Note or upon acceleration or otherwise, including, without limitation, by way of or on account of a "Claim" (as defined hereinbelow) or the payment of the principal of and interest on this Note, in hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness of the Company.

               (b)  Upon any direct or indirect payment or
distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, upon any dissolution, winding up, liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, reorganization, receivership or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise,

                    (i)   the holders of all Senior Indebtedness
of the Company shall be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness of the Company (including, without limitation, interest that would accrue but for the occurrence of any such proceeding whether or not such interest is an allowable claim in such proceeding) before the holder of this Note shall be entitled to receive any direct or indirect payment with respect to this Note, whether pursuant to the terms of this Note or upon acceleration or otherwise, including by way of or on account of any claim against the Company for rescission of the issuance of this Note or for monetary damages from, or in connection with, the issuance of this

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Note, or for reimbursement or contribution on account of such a claim (a "Claim"), or the payment of principal of or interest on this Note; and

                    (ii)   any direct or indirect payment or
distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holder of this Note would be entitled except for the provisions of this
Section 7 shall be paid by the Company or by any liquidating trustee or agent or other person making such payment of distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness of the Company or their representative or representatives, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, to the extent necessary to make payment in full in cash or cash equivalents of all Senior Indebtedness of the Company (including, without limitation, interest that would accrue but for the occurrence of any such proceeding whether or not such interest is an allowable claim in such proceeding) remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness of the Company; and

                    (iii)   in the event that, notwithstanding
the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by the holder of this Note, whether pursuant to the terms of this Note or upon acceleration or otherwise, including by way of or on account of a Claim, or the payment of principal of or interest on this Note, before all Senior Indebtedness of the Company is paid in full in cash or cash equivalents, such payment or distribution shall be received and held in trust for and paid over to the holders of such Senior Indebtedness of the Company or their representative or representatives, ratably as aforesaid, for application to the payment of all Senior Indebtedness of the Company remaining unpaid until all such Senior Indebtedness of the Company shall have been paid in full in cash or cash equivalents, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness of the Company.

          The consolidation of the Company with, or the merger of the Company into, another corporation or other entity or the liquidation or dissolution of the Company following the sale or conveyance of its property or assets as an entirety, or substantially as an entirety, to another corporation or other entity shall not be deemed a dissolution, winding up, liquidation or reorganization of the Company for the purposes of this Section 7 provided that such transaction does not violate the terms of the Credit Agreement.

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         Subject to the payment in full in cash or cash equivalents of all Senior Indebtedness of the Company, the holders of PIK
Notes shall be subrogated (without any duty on the part of the holders of Senior Indebtedness of the Company to warrant, create, effectuate, preserve or protect such subrogation) to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions of cash, property or securities of the Company applicable to Senior Indebtedness of the Company until the principal of and interest on the PIK Notes shall be paid in full and, for the purpose of such subrogation, no payments or distributions to the holders of Senior Indebtedness of the Company of cash, property or securities otherwise distributable to the holders of PIK Notes shall, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the holders of PIK Notes, be deemed to be a payment by the Company to the holders of or on account of the Senior Indebtedness of the Company. It is understood that the provisions of this Section 7 (and of Section 7 of all other PIK Notes) are and are intended solely for the purpose of defining the relative rights of the holders of PIK Notes, on the one hand, and the holders of Senior Indebtedness of the Company, on the other hand. Nothing contained in this Section 7 or elsewhere in this Note is intended to or shall impair, as between. the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the holder of this Note, the obligation of the Company, which is unconditional and absolute, to pay to the holder of this Note the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the holders of PIK Notes and creditors of the Company other than the holders of Senior Indebtedness of the Company, nor shall anything herein prevent the holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 7 of the holders of Senior Indebtedness of the Company in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Upon any payment or distribution of assets of the Company referred to in this Section 7, the holder of this Note shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature described in this Section are pending or upon a certificate of the liquidating trustee or agent or other person making any distribution to the holder of this Note for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of Senior Indebtedness of the Company and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section
7.

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                   (c)  No direct or indirect payments or
distributions by or on behalf of the Company on or with respect to this Note (whether pursuant to the terms of this Note or upon acceleration or otherwise, including by way of or on account of a Claim, or the payment of principal of or interest on this Note) shall be made if, at the time of such payment or distribution, such payment or distribution is prohibited by the Credit Agreement.

                   In the event that, notwithstanding the foregoing, the Company shall make any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to the holder of this Note prohibited by the foregoing provisions of this Section 7(c) (whether pursuant to the terms of this Note or upon acceleration or otherwise, including by way of or on account of a Claim, or the payment of principal of or interest on this Note), then and in any such event such payment or distribution shall, to the extent permitted by law, be received and held in trust for the benefit of and be paid over and delivered forthwith to the holders of the Senior Indebtedness of the Company or their representative or representatives.

                        The provisions of this Section 7(c) shall not apply to any payment with respect to which Section 7(b) would be applicable.

                   (d)   Except as provided in clause (b) or (c)
above, nothing contained in this Note shall affect the obligation of the Company to make, or prevent the Company from making, at any time, payments of principal or interest on this Note.

                   (e)  The holder of this Note shall take such
action as may be necessary or appropriate to effectuate the subordination as provided in this Section 7, including, without limitation, in the event of any dissolution, winding up, liquidation or bankruptcy reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon a general assignment for the benefit of creditors or any other similar remedy or otherwise) tending towards liquidation of the business and assets of the Company, the immediate filing of a claim for the unpaid balance of this Note in the form required in such proceedings and using its best efforts to cause such claim to be approved. If the holder of this Note does not file a proper claim or proof of debt in the form required in such proceedings prior to 30 days before the expiration of the time to file such claim or claims, the holders of Senior Indebtedness of the Company (or their representative or representatives) are hereby authorized to file an appropriate claim for and on behalf of the holder of this Note. Nothing herein shall be deemed to authorize the holders of Senior Indebtedness of the Company to authorize or consent to or accept or adopt on behalf of

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the holder of this Note any plan of reorganization, arrangement, adjustment or composition affecting this Note or the rights of the holder of this Note, or to authorize the holders of Senior
Indebtedness of the Company to vote in respect of the claim of the holder of this Note in any such proceeding.

                   (f) No right of any present or future holder of any Senior Indebtedness of the Company to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with. The holders of Senior Indebtedness of the Company may at any time and from time to time, without the consent of or notice to the holder of this Note, without incurring responsibility to the holder of this Note and without impairing or releasing or otherwise affecting the rights of any holder of Senior Indebtedness of the Company or the respective liabilities or obligations of the Company or the holder this Note or in any way altering or affecting any of the provisions of this Section 7:

              (1) change the amount, manner, place or terms of payment or change or extend the time of payment of or renew, refinance, modify, alter or restructure the terms of the Senior Indebtedness of the Company or any document or instrument evidencing or governing such Senior Indebtedness of the Company in any manner or enter into or amend in any manner any other agreement relating to Senior Indebtedness of the Company or any security therefor;


              (2) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, Senior Indebtedness of the Company and otherwise deal freely with the Company;

              (3) release anyone (including any guarantor) liable in any manner for the payment or collection of Senior
         Indebtedness of the Company;

              (4) exercise or refrain from exercising any rights against the Company and others (including any guarantor, including releasing, selling or exchanging any security);

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              (5) apply any sums by whomsoever paid or however
         realized to the Senior Indebtedness of the Company; or

              (6) take any other action which otherwise might be deemed to impair the rights of the holder of this Note.

              No compromise, alteration, amendment, modification, extension, renewal or other change of, or waiver, consent or other action in respect of, any liabilities or obligation under or in respect of, or of any of the terms, covenants or conditions of any indenture or other instrument under which any Senior Indebtedness of the Company is outstanding or of such Senior Indebtedness of the Company, whether or not in accordance with the provisions of any applicable document, shall in any way alter or affect any of the provisions of this Section 7. As long as the Credit Agreement is in effect, no amendment to, or any waiver of the provisions of, this Section 7 which adversely affects the rights of the holders of Senior Indebtedness of the Company under this Section 7 shall be effective against the holders of Senior Indebtedness of the Company who have not consented thereto.

                   (g) If payment of the Note is accelerated because of an event of defaultas provided in Section 6 of this Note, the Company shall promptly notify this Agent under the Credit
Agreement of the acceleration. The Company may not pay the Note until five Business Days after the Agent under the Credit
Agreement receives such notice (if any Senior Indebtedness of the Company remains outstanding) and thereafter may pay this Note only if this Note otherwise permits the payment at that time.

                   (h) The term "Senior Indebtedness of the Company" shall mean all monetary obligations of the Company under the Credit Agreement, including all related notes, collateral documents, and guarantees, in each case, as any of the same has been or may be amended, supplemented, restated or otherwise modified from time to time (in each case in whole or in part).

              8. All powers and remedies given to the holder of this Note shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the holder of this Note, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Note, and no delay or omission of the holder of this Note to exercise any right or power

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accruing upon any default hereunder shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence therein.

              9. This Note shall be binding upon the Company and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of Payee, the holders of Senior Indebtedness of the Company and their respective successors and assigns, including subsequent holders hereof.

              10. The terms and provisions of this Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable law by a governmental authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforce-

ability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.

              11. Presentment for payment, notice of dishonor, protest, notice of protest and any other notice are hereby waived. This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to principles of conflict of laws.

              12. No amendment, modification or waiver of any term or provision of this Note, nor consent to any departure by the Company here from, shall be effective unless the same shall be in writing and signed by the holder of this Note, and then such waiver, modification or consent shall be effective only in the specific instance and for the specific purpose for which given.

              13. Nothing in this Note, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto and the holders of Senior
Indebtedness of the Company, any legal or equitable right, remedy or claim under or in respect of this Note, or under any covenant, condition or provision herein contained; all its covenants, conditions and provisions being for the sole benefit of the Company, the holder of this Note and the holders of Senior
Indebtedness of the Company.

         IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered to the Payee on the date and year first above written.

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                                  KAISER ALUMINUM & CHEMICAL
                                  CORPORATION



                                  By: ___________________________
                                      John T. La Duc
                                      Vice President and
                                      Chief Financial Officer







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